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                                                                     EXHIBIT 5.4


                                             {AKERMAN Senterfitt LOGO]
                                                                ATTORNEYS AT LAW

Boca Raton                                   Citrus Center, 17th Floor
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Jacksonville                                 Orlando, Florida 32801-3483
Miami
Orlando                                      Post Office Box 231 mail
Tallahassee                                  Orlando, Florida 32802-0231
Tampa
West Palm Beach                              www.akerman.com

November 22, 2005                            407 843 7860 tel  407 843 6610 fax

Ashton Woods USA L.L.C.
1080 Holcomb Bridge Road
Roswell, GA 30076

RE:      ASHTON WOODS USA L.L.C. AND ASHTON WOODS FINANCE CO.

Ladies and Gentlemen:

We have acted as Florida counsel to Ashton Woods Orlando Limited Partnership, a Florida limited partnership ("Ashton Woods Orlando"), Black Amber Florida, Inc., a Florida corporation ("Black Amber"), Ashton Burden, LLC, a Florida limited liability company ("Ashton Burden") and Isleworth West Limited Partnership, a Florida limited partnership ("Isleworth West") (each a "Guarantor" and collectively, the "Guarantors"), subsidiaries of Ashton Woods USA L.L.C. ("Ashton Woods") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Ashton Woods, Ashton Woods Finance Co. ("Ashton Finance") and the subsidiary guarantors listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the issuance of by Ashton Woods and Ashton Finance of up to $125 million aggregate principal amount of their 9.5% Senior Subordinated Notes due 2015 (the "New Notes") and the issuance by the subsidiary guarantors named in the Registration Statement of guarantees (each a "Guaranty" and collectively, the "Guarantees") with respect to the New Notes, which will be issued under an indenture referred to below. The New Notes and Guarantees will be offered by Ashton Woods and Ashton Finance, in exchange for $125 million aggregate principal amount of their outstanding 9.5% Senior Subordinated Notes due 2015 and the related guarantees of those notes (the "Transaction") issued under the Indenture, dated as of September 21, 2005 (the "Indenture"), among Ashton Woods, Ashton Finance, the Guarantors, the other subsidiary guarantors named therein and U.S. Bank National Association, as trustee. The Registration Statement, Indenture and Guarantees constitute the "Transaction Documents."

In rendering our opinion, we have relied, with your approval, as to factual matters that affect our opinion, on the following factual assumptions: (i) the legal capacity of each natural person; (ii) the legal existence of all parties to the Transaction Documents (other than the Guarantors); (iii) the power and authority of each person (other than the Guarantors) to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person with respect to the Transaction Documents; (iv) the authorization, execution and


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Ashton Woods USA L.L.C.
November 22, 2005
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delivery by each person (other than the Guarantors) of each document executed and delivered by such person; (v) the payment of all required documentary stamps, taxes and fees imposed upon the execution, filing or recording of documents; (vi) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or remedy contained in any of the documents; (vii) the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (viii) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within our due diligence review; (ix) the accuracy on the date of this opinion as well as on the date stated in all government certifications of each statement as to each factual matter contained in such governmental certifications; (x) that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., LEXIS or WESTLAW) in each case in a matter generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in our judicial circuit; (xi) that there are no other agreements or understandings among the parties that would modify the terms of the Transaction Documents or the respective rights or obligations of the parties to those documents; and (xii) the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

In rendering our opinion, we have relied, with your approval, as to factual matters that affect our opinion, solely upon our examination of the Transaction Documents and copies of (i) the Articles of Incorporation of Black Amber and all amendments thereto; (ii) the Articles of Organization and Operating Agreement of Ashton Burden and all amendments thereto; (iii) Affidavit and Certificate of Limited Partnership and Limited Partnership Agreement of Ashton Woods Orlando and all amendments thereto; and (iv) Affidavit and Certificate of Limited Partnership and Limited Partnership Agreement of Isleworth West and all amendments thereto (collectively the "Organizational Documents") and such other agreements, instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made no independent verification of the facts asserted to be true and correct in the Organizational Documents or the Transaction Documents.

As to questions of fact material to our opinion, we have relied upon certificates of/statements from representatives of the Guarantors, without undertaking to verify the same by independent investigation.

We are licensed to practice in Florida only and, accordingly, we express no opinions as to matters under or involving any laws other than the laws of Florida, and the law of the United States of America. We express no opinion as to the applicability of the law of any particular jurisdiction to the transactions described in this opinion.


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Ashton Woods USA L.L.C.
November 22, 2005
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Based on the foregoing, and subject to the qualifications, assumptions, and limitations stated in this letter and in the Report, we are of the opinion that:

                  1. Black Amber is validly existing as a corporation in good standing under the laws of the State of Florida. Black Amber has the corporate power and authority to execute, deliver and perform its obligations under the Guaranty.

                  2. Ashton Burden is validly existing as a limited liability company in good standing under the laws of the State of Florida. Ashton Burden has the limited liability company power and authority to execute, deliver and perform its obligations under the Guaranty.

                  3. Ashton Woods is validly existing as a limited partnership in good standing under the laws of the State of Florida. Ashton Woods has the limited partnership power to execute, deliver and perform its obligations under the Guaranty.

                  4. Isleworth West is validly existing as a limited partnership in good standing under the laws of the State of Florida. Isleworth West has the limited partnership power and authority to execute, deliver and perform its obligations under the Guaranty.

                  5. The execution and delivery by the Guarantors of the Indenture and the Guarantees and performance of the Guarantors' obligations thereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of each of the Guarantors and do not and will not (i) require any consent or approval of their stockholders, members or partners,
         (ii) violate any provision of any law, rule or regulation of the State of Florida or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantors which violation would impair their ability to perform their obligations under the Guarantees or (iii) violate any provisions of the Organizational Documents.

This letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. The law firm of Paul, Hastings, Janofsky & Walker LLP may rely on this opinion for purposes of rendering its opinion in connection with the Registration Statement. The information set forth herein speaks as of the date of this letter, and subsequent to the effectiveness of the Registration Statement, we undertake no obligation or responsibility to update or supplement this opinion in response to or to make you aware of subsequent changes in the status of the Guarantors, the law or future events or information affecting the transactions contemplated by the documents relating to this transaction. We have conducted no investigation or review of the business of the Guarantors, except as specifically delineated in this letter.

We hereby consent to being named as counsel to the Guarantors in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby


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Ashton Woods USA L.L.C.
November 22, 2005
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admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Commission thereunder.


Very truly yours,

/s/ AKERMAN SENTERFITT

AKERMAN SENTERFITT